SEVENTH AMENDMENT TO LEASE
THIS SEVENTH AMENDMENT TO LEASE (this “Seventh Amendment”) is entered into as of May 20, 2020 (the “Effective Date”), by and between POINT RICHMOND R&D ASSOCIATES II, LLC, a California limited liability company (“Landlord”), and SANGAMO THERAPEUTICS, INC., a Delaware corporation (formerly known as Sangamo Biosciences, Inc., a Delaware corporation) (“Tenant”), with reference to the following facts:
A. Landlord and Tenant entered into that certain Triple Net Laboratory Lease dated as of May 23, 1997, together with an Addendum thereto dated May 28, 1997 (collectively, the “Original Lease”), as amended by those certain letter agreements dated June 15, 1999, April 21, 2000 (the “April 21, 2000 Letter Agreement”) and November 3, 2000, that certain First Amendment to Lease dated March 12, 2004 (the “First Amendment”), that certain Lease Addendum dated December 12, 2006 (“Lease Addendum II”), that certain Second Amendment to Lease dated March 15, 2007, that certain Lease Addendum III dated April 2, 2012 (“Lease Addendum III”), that certain Third Amendment to Lease dated August 1, 2013, that certain Lease Addendum dated December 1, 2013 (“Lease Addendum IV”, and collectively with Lease Addendum II and Lease Addendum III, the “Storage Space Lease Addenda”), that certain Fourth Amendment to Lease dated June 10, 2016, that certain Fifth Amendment to Lease dated July 10, 2017 (the “Fifth Amendment”), and that certain Sixth Amendment to Lease dated May 11, 2018 (the “Sixth Amendment”), pursuant to which Tenant leases certain premises consisting of approximately 26,629 rentable square feet known as Suites A, B and C-1 (“Suites A, B and C-1”), approximately 5,165 rentable square feet known as Suite C-2 (“Suite C-2”), and approximately 6,153 rentable square feet known as Suite F (“Suite F”, and collectively with Suites A, B and C-1, and Suite C-2, the “Existing Premises”), in the building located at 501 Canal Boulevard, Point Richmond, California (the “Building”). The Original Lease, as so amended, is collectively referred to herein as the “Existing Lease”; provided, however, the Storage Space Lease Addenda are no longer in effect pursuant to the terms of the Fifth Amendment.
B. Tenant has requested that additional space described as approximately 8,541 rentable square feet known as Suite Nos. G, H & J, (of which Suite J alone contains approximately 700 rentable square feet; hereinafter, the “Suite J Expansion Space”) as shown on Exhibit A hereto (collectively, the “Suite Nos. G, H & J Expansion Space”), be added to the Premises and that the Existing Lease be appropriately amended, and Landlord is willing to do the same on the following terms and conditions.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Incorporation of Recitals and Defined Terms. The Recitals above are hereby incorporated herein. As of the Effective Date, unless context clearly indicates otherwise, all references to “the Lease” or “this Lease” in the Existing Lease or in this Seventh Amendment
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shall be deemed to refer to the Existing Lease, as amended by this Seventh Amendment. Capitalized terms which are not otherwise defined in this Seventh Amendment shall have the meanings set forth in the Existing Lease.
2.Expansion. Effective as of the later of (i) October 1, 2020 and (ii) the date the Suite Nos. G, H & J Expansion Space is delivered to Tenant with the work described in the last sentence of Section 7(a) below completed (the “Suite Nos. G, H & J Expansion Effective Date”), the Premises, as defined in the Existing Lease, is increased from approximately 37,947 rentable square feet to approximately 46,488 rentable square feet by the addition of the Suite Nos. G, H & J Expansion Space, and from and after the Suite Nos. G, H & J Expansion Effective Date, the Existing Premises and the Suite Nos. G, H & J Expansion Space, collectively, shall be deemed the Premises, as defined in the Existing Lease, for all purposes under the Existing Lease, including, without limitation, Section 8 of the First Amendment (as amended by Section 2 of the Third Amendment, Section 14 of the Fifth Amendment, and Section 6 of the Sixth Amendment). The Term for the Suite Nos. G, H & J Expansion Space shall commence on the Suite Nos. G, H & J Expansion Effective Date and end on the Second Extended Expiration Date (as defined in the Sixth Amendment). The Suite Nos. G, H & J Expansion Space is subject to all the terms and conditions of the Existing Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Existing Premises.
3.Base Monthly Rent. As of the Suite Nos. G, H & J Expansion Date, in addition to the Base Monthly Rent payable for the Existing Premises, Tenant shall pay Base Monthly Rent payable with respect to Suite Nos. G, H & J as follows:

Period	Base Monthly Rent
10/01/20 – 08/31/21	$21,352.50
09/01/21 – 08/31/22	$21,886.31
09/01/22 – 08/31/23	$22,433.47
09/01/23 – 08/31/24	$22,994.31
09/01/24 – 08/31/25	$23,569.17
09/01/25 – 08/31/26	$24,158.40
All such Monthly Base Rent shall be payable by Tenant in accordance with the terms of the Existing Lease.
4.Additional Security Deposit. Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $21,352.50 which is added to and becomes part of the Security Deposit, if any, held by Landlord as provided under Section 4.3.2 of the Original Lease, Section 9 of the Fourth Amendment and Section 10 of the Fifth Amendment, as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneous with the execution hereof, the Security Deposit is increased from $32,367.00 to $53,719.50.
5.Tenant’s Pro Rata Share. For the period commencing with the Suite Nos. G, H & J Expansion Effective Date and continuing through the Second Extended Expiration Date,
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Tenant’s Pro Rata Share for the Premises (including Suite Nos. G, H & J Expansion Space) is 57.17%.
6.Operating Expenses. For the period commencing with the Suite Nos. G, H & J Expansion Effective Date, Tenant shall pay for Tenant’s Pro Rata Share of Operating Expenses applicable to the Suite Nos. G, H & J Expansion Space in accordance with the terms of the Existing Lease. As of the Suite Nos. G, H & J Expansion Effective Date as to Suite Nos. G, H & J Expansion Space and ending as of the Second Extended Expiration Date, Tenant’s Pro Rata Share of Operating Expenses (exclusive of Taxes) shall not increase by more than 5% per calendar year on a compounding and cumulative basis (e.g., Tenant’s Pro Rata Share of Operating Expenses (other than Taxes) for calendar year 2021 shall not exceed 105% of Tenant’s Pro Rata Share of Operating Expenses (other than Taxes) for 2020; Tenant’s Pro Rata Share of Operating Expenses (other than Taxes) for calendar year 2022 shall not exceed 105% of the maximum allowable amount of Tenant’s Pro Rata Share of Operating Expenses (other than Taxes) permitted for 2021, etc.).
7.Improvements to Suite Nos. G, H & J Expansion Space.
(a)Condition of Suite Nos. G, H & J Expansion Space. Tenant has inspected the Suite Nos. G, H & J Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment. Landlord represents and warrants that the mechanical, electrical, plumbing and drainage systems within and serving the Suite Nos. G, H & J Expansion Space are and will be, as of the Suite Nos. G, H & J Expansion Effective Date, in good working order and free from defects. Should Tenant determine that there is any noncompliance with the foregoing representation and provide Landlord with a written notice thereof, Landlord shall promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such noncompliance, rectify the same; such noncompliance shall not, however, entitle Tenant to an abatement of rent or to terminate the Lease, or otherwise release Tenant from any of Tenant’s obligations under the Lease. Prior to the Suite Nos. G, H & J Expansion Effective Date, Landlord shall replace air conditioning unit No. 7 (serving Suite H) with a new air conditioning unit of equal quality to the other air conditioning units serving the Suite Nos. G, H & J Expansion Space.
(b)Responsibility for Improvements to Suite Nos. G, H & J Expansion Space. Tenant may perform improvements to the Suite Nos. G, H & J Expansion Space in accordance with Section 7.3 of the Existing Lease; provided, however, that Landlord shall not unreasonably withhold its consent to any proposed Alterations. Landlord shall respond to any request by Tenant for approval of proposed Alterations within seven (7) business days, and if Landlord disapproves of the proposed Alterations, it shall provide Tenant with written notice of the reason for such disapproval. If within such seven (7) business day period, Landlord informs Tenant that Landlord has submitted the proposed Alterations to an outside third party for review, then Landlord shall make diligent, good faith efforts to have such outside third-party review completed, and to deliver to Tenant an approval or any written notice of additional required revisions to or comments regarding the proposed Alterations, within not less than twenty (20)
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business days. In the event Landlord fails to respond to Tenant’s request for approval of the proposed Alterations within the original seven (7) business day period, Tenant shall send a reminder notice to Landlord, and if Landlord fails to respond to the reminder notice within three (3) business days after receipt thereof, the proposed Alterations shall be deemed approved. Provided that Tenant is not in breach of any of its obligations under the Existing Lease beyond any notice or cure period(s), Tenant shall be entitled to an allowance (the “Suite Nos. G, H & J Expansion Space Improvement Allowance”) in an amount not to exceed the sum of $256,230.00 (i.e., $30.00 per rentable square foot of the Suite Nos. G, H & J Expansion Space) for the costs (the “Suite Nos. G, H & J Expansion Space Improvement Costs”) relating to the design, permitting and construction of Tenant’s improvements which are permanently affixed to the Suite Nos. G, H & J Expansion Space (the “Suite Nos. G, H & J Expansion Space Work”). As used herein the term “Suite Nos. G, H & J Expansion Space Improvement Costs”  shall mean payments to contractors, subcontractors, architects, engineers and material suppliers for services, labor and materials with respect to the Suite Nos. G, H & J Expansion Space Work. Landlord shall be entitled to deduct from the Suite Nos. G, H & J Expansion Space Improvement Allowance a construction management fee for Landlord’s oversight of the improvements in an amount equal to 3% of the total hard costs of the improvements. The Suite Nos. G, H & J Expansion Space Improvement Allowance (or so much of same as qualifies for disbursement under this Section 6(b)) shall be paid to Tenant in a single-lump sum following the date that Tenant has satisfied all of the following conditions: (i) Tenant has delivered to Landlord reasonable evidence of the amounts so incurred and paid by Tenant in connection with the refurbishment of the Suite Nos. G, H & J Expansion Space; (ii) Tenant shall have provided Landlord the final unconditional lien waivers and releases from all parties providing labor or materials on behalf of Tenant at the Suite Nos. G, H & J Expansion Space in a form reasonably satisfactory to Landlord; (iii) Tenant shall have provided as-built drawings (.pdf and CAD formats) for the Suite Nos. G, H & J Expansion Space Work; and (iv) the Suite Nos. G, H & J Expansion Space Work shall have been completed in compliance with the requirements imposed on Alterations pursuant to Section 7.3 of the Existing Lease.  If Tenant does not submit a request for disbursement of the entire Suite Nos. G, H & J Expansion Space Improvement Allowance in accordance with the provisions contained in this Section 6(b) by August 31, 2022, the Suite Nos. G, H & J Expansion Space Improvement Expansion Space Improvement Allowance, or any unused portion thereof, shall be forfeited and shall accrue for the sole benefit of Landlord.
8.Early Access to Expansion Space. Tenant may enter the portion of the Suite Nos. G, H & J Expansion Space that constitutes Suite Nos. G & H as of the Effective Date of this Seventh Amendment, but any early entry into the portion of the Suite Nos. G, H & J Expansion Space that constitutes Suite No. J requires not less than forty-five (45) days prior written notice to Landlord. During any period that Tenant shall be permitted to enter the Suite Nos. G, H & J Expansion Space prior to the Suite Nos. G, H & J Expansion Effective Date (e.g., to perform alterations or improvements, if any), Tenant shall comply with all terms and provisions of the Existing Lease, except those provisions requiring payment of Base Rent or Additional Rent as to the Suite Nos. G, H & J Expansion Space. If Tenant takes possession of and occupies the Suite J Expansion Space prior to the Suite Nos. G, H & J Expansion Effective Date for any reason whatsoever (other than the performance of work in the Suite J Expansion Space with Landlord’s prior approval), such possession shall be subject to all the terms and conditions of the Existing Lease and this Seventh Amendment, and Tenant shall pay Base Monthly Rent and Additional
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Rent as applicable to the Suite J Expansion Space occupied to Landlord on a per diem basis for each day of occupancy prior to the Suite Nos. G, H & J Expansion Effective Date (such occupancy date is hereafter defined as the “Suite J Expansion Space Early Occupancy Date”) in accordance with Paragraphs 2 and 3 of the Suite J Expansion Space Early Occupancy Date Letter (whether or not the same is delivered to Tenant). At Landlord’s option, promptly after the determination of the Suite J Expansion Space Early Occupancy Date, if any, Landlord and Tenant shall execute and deliver a commencement letter in the form attached hereto as Exhibit B (the “Suite J Expansion Space Early Occupancy Date Letter”). Tenant’s failure to execute and return the Suite J Expansion Space Early Occupancy Date Letter, or to provide written objection to the statements contained in the Suite J Expansion Space Early Occupancy Date Letter, within thirty (30) days after the date such Suite J Expansion Space Early Occupancy Date Letter is delivered to Tenant, if at all, shall be deemed an approval by Tenant of the statements contained therein.
9.Parking. For the period commencing with the Suite Nos. G & H Expansion Effective Date and continuing through the Second Extended Expiration Date, in addition to the parking spaces available to Tenant for the Existing Premises in accordance with the Existing Lease, Tenant shall be entitled to up to twenty-five (25) unreserved off-street parking spaces (i.e., 3 spaces per 1,000 rentable square feet of the Suite Nos. G, H & J Expansion Space) in the surface lot serving the Building at no additional cost to Tenant.
10.April 21, 2000 Letter Agreement. The parties acknowledge and agree that (a) neither party currently has a copy of or knows the terms of the April 21, 2000 Letter Agreement, (b) to the extent such a copy is located by either party, such party shall provide such copy to the other party, and (c) both parties agree to remain bound by the terms of the April 21, 2000 Letter Agreement.
11.Brokers. Tenant shall be solely responsible for any commission, fees or costs payable to any real estate broker, sales person or finder claiming to have represented Tenant in connection with this Seventh Amendment, any future amendment to the Lease and/or Tenant’s exercise of any extension option or right of first refusal contained in the Existing Lease. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims by any real estate broker, salesperson or finder claiming to have represented Tenant for a commission, finder’s fee or other compensation in connection with this Seventh Amendment. Landlord shall be solely responsible for any commission, fees or costs payable to any real estate broker, sales person or finder claiming to have represented Landlord in connection with this Seventh Amendment, any future amendment to the Lease and/or Tenant’s exercise of any extension option or right of first refusal contained in the Existing Lease. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims by any real estate broker, salesperson or finder claiming to have represented Landlord for a commission, finder’s fee or other compensation in connection with this Seventh Amendment.
12.Inspection by a CASp in Accordance with Civil Code Section 1938. To Landlord’s actual knowledge, the property being leased or rented pursuant to the Existing Lease (as amended by this Seventh Amendment) has not undergone inspection by a Certified Access Specialist (CASp). A Certified Access Specialist (CASp) can inspect the subject premises and
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determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises. The foregoing verification is included in this Seventh Amendment solely for the purpose of complying with California Civil Code Section 1938 and, except as otherwise expressly stated above, shall not in any manner affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as provided under the Existing Lease.
13.OFAC. Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term of the Existing Lease remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
14.Counterparts; PDF. This Seventh Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Seventh Amendment may be executed in so-called “pdf” format and each party has the right to rely upon a pdf counterpart of this Seventh Amendment signed by the other party to the same extent as if such party had received an original counterpart.
15.Authority. This Seventh Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Seventh Amendment.
16.Status of Existing Lease. Except as amended hereby, the Existing Lease is unchanged, and, as amended hereby, the Existing Lease remains in full force and effect.
IN WITNESS WHEREOF, Landlord and Tenant have entered into this Seventh Amendment as of the date first set forth above.
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Landlord:	POINT RICHMOND R&D ASSOCIATES II, LLC, a California limited liability company
	By:	Wareham-NZL, LLC, its Manager
By: /s/ Richard K. Robbins Its Manager
Tenant:	SANGAMO THERAPEUTICS, INC., a Delaware corporation By: Name: Sandy Macrae Title: CEO
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EXHIBIT A
SUITE NOS. G, H & J EXPANSION SPACE
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Suite H
Suite G
H
H
SUITE I
FLOOR PLAN
1
NORTH

Roland Lazzarotto
Architect

CONSULTANT

STAMPS

ISSUE / REVISIONS

PROJECT

SUITE J

501 CANAL STREET,
RICHMOND, CA

KEY PLAN

EXISTING FLOOR PLAN

J-1

PROJECT NO.
SHEET NO.

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EXHIBIT B
SUITE J EXPANSION SPACE EARLY OCCUPANCY DATE LETTER

Date:	______________________
Tenant:	__________________________
Address:	_________________________ _________________________ _________________________
Re: Suite J Expansion Space Early Occupancy Date Letter with respect to that certain Seventh Amendment to Lease dated as of May __, 2020 (the “Amendment”), by and Point Richmond R&D Associates II, LLC, a California limited liability company, as Landlord, and Sangamo Therapeutics, Inc., a Delaware corporation (formerly known as Sangamo Biosciences, Inc., a Delaware corporation), as Tenant, for approximately 700 rentable square known as Suite J within building located at 501 Canal Boulevard, Point Richmond, California.
Dear Tenant:
Capitalized terms used in this Suite J Expansion Space Early Occupancy Date Letter and not otherwise defined herein shall have the meanings given such terms in the Amendment. In accordance with the terms and conditions of the Amendment, Tenant accepts possession of the Suite J Expansion Space and acknowledges that:
1.The Suite J Expansion Space Early Occupancy Date under the Amendment is __________, 2020.
2.As of the Suite J Expansion Space Early Occupancy Date, Tenant’s Base Monthly Rent under the Lease is increased by $1,750.00, calculated on a daily basis from the Suite J Expansion Space Early Occupancy Date through the day before the Suite Nos. G, H & J Expansion Effective Date.
3.As of the Suite J Expansion Space Early Occupancy Date, Tenant’s Pro Rata Share for the Premises is increased by 0.86%, calculated on a daily basis from the Suite J Expansion Space Early Occupancy Date through the day before the Suite Nos. G, H & J Expansion Effective Date.
4.As of the Suite Nos. G, H & J Expansion Effective Date, the provisions of Sections 3 and 5 of the Amendment shall apply in lieu of Paragraphs 2 and 3 above, because as of that date, the Suite J Expansion Space shall be reflected in the Base Monthly Rent and Tenant’s Pro Rata Share as shown in those Sections 3 and 5.
Please acknowledge the foregoing and your acceptance of possession of the Suite J Expansion Space by signing all three (3) counterparts of this Suite J Expansion Space Early Occupancy Date Letter in the space provided and returning two (2) fully executed counterparts to my attention. Tenant’s failure to execute and return this Suite J Expansion Space Early Occupancy Date Letter, or to provide written objection to the statements contained in this Suite J Expansion Space Early Occupancy Date Letter, within thirty (30) days after the date this Suite J
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Expansion Space Early Occupancy Date Letter is delivered shall be deemed an approval by Tenant of the statements contained herein.

Sincerely, ___________________________________ Authorized Signatory
Acknowledged and Accepted: Tenant: Sangamo Therapeutics, Inc., a Delaware corporation By: ______________________ Name: ______________________ Title: ______________________ Date: ______________________

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